Exhibit 10.8

FLORIDA COMMERCIAL LEASE

This lease is made between TRB Rents, LLC, herein called Lessor, and Neptune Flood Incorporated, herein called Lessee. Lessee hereby offers to lease from Lessor the premises situated in the City of St. Petersburg, County of Pinellas, State of Florida, described as 400 6th St. S., Second Floor Offices - totaling approximately 2,000 SF - upon the following TERMS:

1.	Term and Rent. Lessor offers the above premises for Month to Month lease beginning on February 5, 2021. Rent will be payable on the 1st of each month with the first payment being due upon signing at the pro-rated monthly rate.

Month to Month Lease will continue in perpetuity until terminated by either party. Lease will be considered terminated upon notification of Lessor of Lessee’s intent to vacate OR upon Lessee’s failure to make monthly rent payment by the 15th Day of the subject month.

The monthly rent will be $12,000.

The Security Deposit due will be NA.

All rental payments shall be made to Lessor at the address below.

TRB Rents, LLC

400 6th St. S.,

St. Petersburg, FL 33701

2.	Use. Lessee shall use the premises for Office Space, Meeting, Sales, Customer Service or other Business related use. Lessee shall be entitled to the use of common space throughout the building, exterior premises, as well as parking, as necessary.

3.	Care and Maintenance of Premises. Lessee acknowledges that the premises are in good order and repair, unless otherwise indicated herein. Lessee will maintain the premises in good and safe condition.

4.	Alterations. Lessee will not, without first obtaining the consent of Lessor, make any alterations, or improvements, in, to or about the premises.

5.	Ordinances and Statutes. Lessee shall comply with all statutes, ordinances and requirements of all local, state and federal authorities now and in the future, relating to the premises, affecting the use thereof by Lessee.

6.	Assignment and Subletting. Lessee will not assign this lease or sublet any portion of the premises without prior consent of the Lessor. Any such assignment or subletting without consent will, at the option of the Lessor, terminate this lease.

7.	Utilities & Maintenance. Lessee will not be responsible for general building utilities or maintenance during the lease period. Lessee may, at their expense, establish High-Speed internet access within the building.

8.	Possession. If Lessor is unable to deliver possession of the premises at the commencement, Lessor shall not be liable for any damage caused, nor will this lease be void or voidable.

9.	Trade Fixtures. All improvements made by Lessee to the premises which are attached to the premises such that they cannot be removed without material injury to the premises, will become the property of Lessor upon installation. Not later than the last day of the term, Lessee will, at Lessee’s expense, remove all of Lessee’s personal property and those improvements made by Lessee which have not become the property of Lessor, including trade fixtures, movable paneling, partitions, and the like; repair all injury done by or in connection with the installation or removal of such property and improvements; and return the premises in as good condition as they were at the beginning of the term. All property of Lessee remaining on the premises after the last day of the term of this lease will be considered abandoned and may be removed by Lessor, and

Lessee will reimburse Lessor for the cost of such removal.

10.	Eminent Domain. If the premises or any part thereof or any estate therein, or any other part of the building materially affecting Lessee’s use of the premises, are taken by eminent domain, this lease will terminate on the date when title vests pursuant to such taking. The rent, and any additional rent, will be apportioned as of the termination date, and any rent paid for any period beyond that date will be repaid to Lessee. Lessee will not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee may file a claim for any taking of fixtures and improvements owned by Lessee, and for moving expenses.

11.	Destruction of Premises. In the event of a partial destruction of the premises during the term hereof, from any cause, Lessor will forthwith repair the same, provided that such repairs can be made within ninety (90) days under existing governmental laws and regulations, but such partial destruction will not terminate this lease.

12.	Lessor’s Remedies on Default. If Lessee defaults in the payment of rent, or any additional rent, or defaults in the performance of any of the other covenants or conditions hereto, Lessor may give Lessee notice of such default and if Lessee does not cure any such default within 15 days, after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Lessee does not commence such curing within such days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Lessor may terminate this lease on not less than 15 days’ notice to Lessee. On the date specified in such notice, the term of this lease shall terminate, and Lessee shall then quit and surrender the premises to Lessor, but Lessee shall remain liable as hereinafter provided. If this lease shall have been so terminated by Lessor, Lessor may at any time thereafter resume possession of the premises by lawful means and remove Lessee or other occupants and their effects.

13.	Attorney’s Fees. In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of the possession of the premises, by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including a reasonable attorney’s fee.

14.	Waiver. No failure of Lessor to enforce any term hereof shall be deemed to be a waiver.

15.	Notices. Any notice which either party may or is required to give, shall be given by mailing the same, postage prepaid, to Lessee at the premises, or Lessor at the address shown below, or at such other places as may be designated by the parties from time to time.

16.	Heirs, Assigns, Successors. This lease is binding upon and inures to the benefit of the heirs, assigns and successors in interest to the parties.

17.	Entire Agreement. The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties. The following Exhibits, if any have been made a part of this lease before the parties’ execution hereof:

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SIGNATURE PAGE

February 5, 2021	02/05/2021
Dated	Dated

/s/ Jonathan Carlon	/s/ Neptune Flood Incorporated
Lessor	Lessee

TRB Rents, LLC - Jonathan Carlon, Manager	Neptune Flood Incorporated
Lessor’s Name (Printed)	Lessee’s Name (Printed)

400 6th St. S., St. Petersburg, FL 33701	400 6th St. S., St. Petersburg, FL 33701
Address	Address

[PERSONAL CONTACT INFORMATION REDACTED]	[PERSONAL CONTACT INFORMATION REDACTED]
Phone	Phone

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